UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 17, 2013

DYNAMIC APPLICATIONS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

14 Menachem Begin Street, Ramat Gan, Israel	52700
(Address of Registrant's Office)	(ZIP Code)

Registrant's Telephone Number, including area code: 972-3-7523922

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2013, Mr. Asher Zwebner, who served as the Registrant's Chief Financial Officer and as a director, resigned his positions with the Registrant. There was no a disagreement with the Registrant, known to any executive officer of the Registrant, on any matter relating to the Registrant’s operations, policies or practices. Mr. Zwebner's letter of resignation is attached as exhibit 17 to this Form 8-K.

Item 8.01 Other Events

The Registrant, in its 8-K filed on May 28, 2013, reported that on May 26, 2013, GUMI submitted a written report to the Company, attached as exhibit 10.5 to this current report, that GUMI had produced the first version of the prototype of the Patented Device together with a complete set of engineering and design specifications. The May 26 report further stated that GUMI will immediately commence "in depth market research" for, among other applications, the potential use of the Patented Device with the product line of Sensoil Ltd.

On Friday, June 15, 2013, GUMI Tel Aviv presented the Registrant with the first commercial model of the Registrant's electromagnetic percussion device, the DPD1. Pursuant to the Registrant's agreement with GUMI and their joint evaluation, it has been agreed that the initial target market for the DPD1 shall be the diamond and armory industries, which should be very receptive to the DPD1, based upon its unique patented design which we believe offers greater durability and energy efficiency together with greater precision than devices presently available in the market. The Registrant was further informed by GUMI that it intends to continue Research & Development on the DPD type 2 with larger dimensions that will be marketed to heavier industrial users.

Item 9.01 Financial Statements and Exhibits

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
17	Letter of Resignation of Mr. Zwebner, filed herewith
99.1	Press release dated June 18, 2013, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DYNAMIC APPLICATIONS CORP.

By:	/s/ Eli Gonen
Name:	Eli Gonen
Title:	CEO

Date: June 21, 2013